Exhibit 99.1

PRIMUS TELECOMMUNICATIONS REPORTS

SECOND QUARTER 2007 FINANCIAL RESULTS

McLEAN, VA.—(BUSINESS WIRE)—August 2, 2007—PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL), an integrated communications services provider, today announced its results for the quarter ended June 30, 2007.

Second Quarter 2007 Highlights:

•	$227 Million Net Revenue

•	$16 Million Adjusted EBITDA

•	$8 Million Income from Operations

•	$113 Million Cash Balance at Quarter End ($105 Million Unrestricted) Excludes Net Proceeds of $19 Million Equity Issuance in July

PRIMUS reported second quarter 2007 net revenue of $227 million, consistent with the prior quarter and down from $250 million in the second quarter 2006. The Company reported net income for the quarter of $6 million, compared to a net loss of ($3) million in the prior quarter and a net loss of ($220) million in the second quarter 2006. As a result, the Company reported $0.05 and $0.03 of basic and diluted net income per common share, respectively, in the second quarter 2007, as compared to basic and diluted net loss per common share of ($0.02) and ($1.93) in the prior and year-ago quarters, respectively.

“In the first quarter, based on our strengthened financial results during 2006, we successfully raised over $75 million in cash and significantly extended our near-term debt maturities. In the second quarter, operating results modestly exceeded those in the first quarter. We exchanged $5 million of debt for equity and, subsequent to the quarter, raised an additional $19 million in cash through the sale of equity, eliminating the accelerated maturity provisions in our 5% Exchangeable Senior Notes,” said K. Paul Singh, Chairman and Chief Executive Officer of Primus.

“Our operating results were again accomplished in an environment of declining legacy voice and dial-up Internet revenues, a condition which we expect will continue as we attempt to moderate the decline. That revenue decline has been partially offset by the continued growth of our broadband, VOIP, local, wireless, data and hosting services revenues. In the second quarter, revenues from those services grew 5% sequentially, reaching an annualized amount in excess of $210 million.

“To date, growth in these products has been severely constrained by the lack of available cash for capital expenditures, and sales and marketing. However, successful execution of our recent liquidity-enhancing transactions now enables us to provide significantly more support for our growth products. As a result, our primary focus during the second half of 2007 and into 2008 will be targeted investments to bolster the rates of growth of our broadband, VOIP, local, wireless, data and hosting services,” Mr. Singh stated.

“The investment program is expected to include the following initiatives: opening of new and expansion of existing data centers in Canada and Australia; expansion of the DSL broadband footprint and network capacity to offer higher speed DSL services in Australia; and expansion, as warranted, of the Company’s direct sales force and telemarketing capabilities across our target regions. The resources to support these efforts will include both increased selling, general and administrative (SG&A) expense and capital expenditures, much of which will occur in the latter half of 2007, while the bulk of the anticipated revenue and contribution is not expected to occur before 2008.

“We expect those investments to result in a $10 million to $15 million increase in capital expenditures over our previous guidance for 2007. Thus, our revised capital expenditure guidance for full year 2007 is now in the range of $40 million to $45 million. With approximately $5 million of additional operating investment planned during the second half of 2007, we expect our full year Adjusted EBITDA to be in the range of $60 million to $65 million,” Mr. Singh stated.

In light of improved operating performance over the course of 2006, PRIMUS announced a two-year Transformation Strategy as it entered 2007. The Company’s performance during the first two quarters of 2007 underscores that, while much has already been accomplished, much is yet to be done. As PRIMUS moves forward over the balance of the period, it will continue to be guided by its stated strategy.

PRIMUS 2007-2008 Transformation Strategy

A)	Strengthen the balance sheet opportunistically through potential de-levering transactions and equity capital infusions;

B)	Significantly improve the Company’s non-sales and marketing cost structure through increased outsourcing and/or off-shoring at lower cost locations globally and maintain an aggressive cost management program;

C)	Focus on improving sales productivity and margin enhancements by leveraging the Company’s network assets and increasing the revenue mix in favor of higher margin growth services; and

D)	Opportunistically sell non-strategic assets and businesses and use the proceeds either to accelerate growth of high-margin products or to strengthen the balance sheet.

Consistent with its strategy opportunistically to sell non-strategic assets and businesses, the Company previously announced a goal to realize between $50 million and $100 million in cash proceeds from monetizing low-margin/low-growth businesses before the end of 2008, with a modest impact on Adjusted EBITDA. Those proceeds, in turn, could be applied to fund increased levels of investment in the Company’s high margin growth products – both organically and through acquisitions – as well as to reduce debt.

“As previously stated, we expect overall revenue to decline in 2007 as compared to 2006, primarily as a result of the declining usage and pricing in the legacy voice business and also as we continue to prune or divest low-margin, or non-core revenue streams. Our objective, however, is to generate increased contribution from growth products such as broadband, VOIP, local, wireless, data and hosting, such that, over time, such contribution exceeds the corresponding declines in legacy voice and dial-up Internet products,” Mr. Singh stated. “Our future growth and profitability are dependent upon accomplishing that goal.”

Second Quarter 2007 Financial Results:

The Company sold its Australian domain name business in the first quarter 2007 and has signed an agreement to sell part of its German operations. From an accounting perspective, as a result of these events, the businesses have been treated as “discontinued operations,” and therefore, those operating results are excluded from the individual line items of the statement of operations in all prior period results. Additionally, the operating results and the gain from sale of discontinued operations are shown as separate line items on the statement of operations. In 2006, the revenue and net income from these operations was $9 million and $1 million, respectively.

“Second quarter 2007 revenue was $227 million, stable with the prior quarter and down 9% from $250 million in the second quarter 2006. While net revenue remained the same sequentially, offsetting movements were comprised of a $9 million increase from the weakening of the United States dollar, offset by a $2 million decrease in low-margin wholesale services revenue, $3 million decrease in Canadian and European prepaid services and a $4 million decrease in retail services revenue,” said Thomas R. Kloster, Chief Financial Officer. “The $4 million decline in retail revenue reflects a continued decline in legacy voice and dial-up Internet services revenue offset by continued growth from high-margin broadband, VOIP, local, wireless, data and hosting revenues.”

Net revenue from broadband, VOIP, local, wireless, data and hosting services was $53 million (23% of net revenue) for the quarter, as compared to $51 million (22% of net revenue) in the prior quarter. Geographic retail revenue mix was 32% coming from Asia-Pacific, 28% from Canada, 9% from Europe and 12% from the United States. The mix of net revenue was 81% retail (53% residential and 28% business) and 19% wholesale.

SG&A expense in the second quarter was $69 million (30.3% of net revenue), up $1 million from $68 million in the prior quarter (30.1% of net revenue) and down $3 million from $72 million (28.6% of net revenue) in the year-ago quarter. The second quarter results include $1 million for the termination of a leased facility agreement and $1 million in professional fees related to the implementation of a new income tax accounting standard.

Income from operations was $8 million in the second quarter 2007, an improvement over the $7 million achieved in the prior quarter and the loss from operations of ($228) million in the second quarter 2006 (which included a $209 million asset impairment write-down and $13 million in loss from sale or disposal of assets).

Second quarter 2007 Adjusted EBITDA, as calculated in the attached schedule, of $16 million improved by $2 million as compared to $14 million in the prior quarter and was a $5 million increase from the year-ago quarter’s Adjusted EBITDA of $11 million. The improvement over the first quarter resulted, in part, from pruning cost of revenue.

Interest expense for the second quarter 2007 was $16 million, up from $13 million in the prior quarter and $14 million in the second quarter 2006. The increase is attributable to a full quarter’s interest related to the 14  1/4% Senior Secured Notes, issued in February and March 2007.

Net income was $6 million in the second quarter 2007 (including a $2 million loss on early extinguishment or restructuring of debt and a $15 million gain on foreign currency transactions), as compared to a net loss of ($3) million in the first quarter 2007 (including a gain from sale of discontinued operations of $6 million, a $6 million loss from early extinguishment or restructuring of debt and a $3 million gain on foreign currency transactions). The second quarter 2006 net loss of ($220) million included a $209 million asset impairment write-down, $13 million in losses from sale or disposal of assets, a $7 million gain on sale of discontinued operations, a $5 million gain from early extinguishment of debt and a $7 million gain on foreign currency transactions.

Basic and diluted net income per common share was $0.05 and $0.03, respectively, for the second quarter 2007. Basic and diluted net loss per common share was ($0.02) and ($1.93) in the prior and year-ago quarters, respectively. Adjusted Basic and Diluted Net Loss Per Common Share, as calculated in the attached schedule, was ($0.05) for the second quarter 2007, compared to ($0.05) for the first quarter 2007 and ($0.15) in the year-ago quarter.

The Company is currently assessing the impact of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” and determining the impact of other events as they relate to income taxes on its second quarter results. Therefore, certain figures presented in the press release, may, depending on the outcome of the assessment, differ from those that will be presented in the Company’s Form 10-Q for the quarter ended June 30, 2007. Any potential revisions to the income tax benefit or to the carrying value of the income tax-related assets and liabilities would be non-cash items.

Liquidity and Capital Resources

PRIMUS ended the second quarter 2007 with a cash balance of $113 million, including $8 million of restricted funds, as compared to $112 million, including $9 million of restricted funds,

as of March 31, 2007. During the second quarter, $12 million in cash was provided by operating activities. This total reflects $16 million of Adjusted EBITDA, $8 million from working capital, $1 million from a tax refund, offset by $11 million in cash interest payments. In addition, $11 million of cash was used for capital expenditures; $3 million was used for scheduled principal reductions; and $1 million was generated from changes in foreign currency exchange rates. Subsequent to June 30, 2007, the Company raised $19 million net cash proceeds from the issuance of 22.5 million shares of its common stock.

Free Cash Flow for the second quarter 2007, as calculated in the attached schedule, was $1 million (comprised of $12 million provided by operating activities and $11 million utilized for capital expenditures) as compared to negative ($13) million in the prior quarter and negative ($1) million in the second quarter 2006. The sequential improvement to the second quarter 2007 Free Cash Flow is primarily caused by the timing of interest payments of $11 million during the second quarter 2007 as compared to $19 million paid in the prior quarter.

The principal amount of PRIMUS’s long-term debt obligations as of June 30, 2007 was $684 million, as compared to $688 million at March 31, 2007.

The Company and/or its subsidiaries will evaluate and determine on a continuing basis, depending upon market conditions and the outcome of events and uncertainties described within any “forward-looking statement” descriptions in this release and its SEC filings, the most efficient use of the Company’s capital and resources, including investment in the Company’s network, systems, and product initiatives, purchasing, refinancing, exchanging, tendering for or retiring certain of the Company’s outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means, issuing equity or purchasing its equity in the open market to the extent permitted by existing covenants.

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The management of PRIMUS Telecommunications Group, Incorporated will conduct a conference call and Web cast for analysts and investors to discuss second quarter 2007 results on August 2, 2007, at 5:00 PM Eastern. Participants should dial 866-256-9295 (domestic) or 703-639-1214 (international) for telephone access or go to www.primustel.com for Web cast access about ten minutes prior to the scheduled start-time. Replay information will be available following the conclusion of the live broadcasts on the Company’s Web site.

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PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 15 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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Statements in this press release concerning revenue levels, VOIP, broadband, local, wireless, and data and hosting services prospects, rates of decline in legacy businesses, disposition strategies, future Adjusted EBITDA and Free Cash Flow, financing/delevering/debt restructuring plans, the timing, extent and effectiveness of cost reduction programs, future results, the pace and cost of customer migration onto the Company’s networks, the telecommunications market environment, the effectiveness and profitability of new initiatives, selling, general and administrative expense and capital expenditures, changes in competitive circumstances (including pricing actions and regulatory rulings) and growth constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: changes in business conditions; failure to realize future growth, including future growth related to new product and service initiatives and prepaid service strategies; competitive market strategies including product bundling by competitors; new product initiatives; fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; adverse interest rate developments; faster than expected declines in core long distance voice and dial-up ISP businesses; fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers; the possible inability to raise additional capital or refinance indebtedness when needed, or at all; changes in the telecommunications or Internet industry; adverse tax rulings from applicable taxing authorities; broadband, Internet, VOIP, local, wireless, data and hosting, and telecommunications competition; changes in financial, capital market and economic conditions; changes in service offerings or business strategies; difficulty in attracting and retaining customers; difficulty in providing VOIP services or new local, wireless, data and hosting or broadband services; adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services such as VOIP; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; the delisting of the Company’s common stock from trading on NASDAQ’s Capital Market; adverse impact arising out of or as a consequence of the Company’s external auditors issuing an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to a material weakness concerning taxes; risks associated with our limited DSL, Internet, VOIP, local, wireless and data and Web hosting experience and expertise; risks and costs associated with migrating customers, including reliance on the cooperation of incumbent carriers; entry into developing markets; the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth; risks associated with international operations; dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations and to provide local, wireless, data and hosting, and broadband services as well as to migrate customers; dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network; and the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the discussion of risks and uncertainties under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Short and Long-Term Liquidity Considerations and Risks”; and “–Special Note Regarding Forward-Looking Statements” contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission.

This release includes certain non-GAAP financial measures as defined under SEC rules, which include Adjusted EBTIDA, Adjusted Diluted Income (Loss) Per Common Share, and Free Cash Flow. As required by SEC rules, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on August 2, 2007, and available on our website.

For more information:

John DePodesta

Executive Vice President

PRIMUS Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
NET REVENUE	$227,357	$250,071	$454,377	$517,705

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation shown below)	142,218	167,465	286,874	345,680
Selling, general and administrative	68,879	71,557	137,212	147,391
Depreciation and amortization	7,343	16,497	13,900	34,068
Loss on sale or disposal of assets	676	13,495	684	14,507
Asset impairment write-down	—	209,248	—	209,248

Total operating expenses	219,116	478,262	438,670	750,894

INCOME (LOSS) FROM OPERATIONS	8,241	(228,191)	15,707	(233,189)
INTEREST EXPENSE	(16,424)	(13,801)	(29,858)	(27,470)
ACCRETION ON DEBT DISCOUNT, NET	(76)	(1,174)	(374)	(1,566)
CHANGE IN FAIR VALUE OF DERIVATIVES EMBEDDED WITHIN CONVERTIBLE DEBT	—	2,850	—	5,373
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	(2,315)	4,796	(8,274)	7,409
INTEREST AND OTHER INCOME	1,058	1,993	2,554	2,560
FOREIGN CURRENCY TRANSACTION GAIN	15,081	6,637	18,055	4,625

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,565	(226,890)	(2,190)	(242,258)
INCOME TAX BENEFIT (EXPENSE)	172	(1,229)	(833)	(2,478)

INCOME (LOSS) FROM CONTINUING OPERATIONS	5,737	(228,119)	(3,023)	(244,736)
INCOME (LOSS) FROM DISCONTINUED OPERS., net of tax	(155)	750	5	1,669
GAIN FROM SALE OF DISCONTINUED OPERS., net of tax	—	7,415	5,958	7,415

NET INCOME (LOSS)	$5,582	$(219,954)	$2,940	$(235,652)

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$0.05	$(2.00)	$(0.02)	$(2.21)
Income from discontinued operations	—	—	—	0.01
Gain from sale of discontinued operations	—	0.07	0.05	0.07

Net income (loss)	$0.05	$(1.93)	$0.03	$(2.13)

DILUTED INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$0.03	$(2.00)	$(0.02)	$(2.21)
Income from discontinued operations	—	—	—	0.01
Gain from sale of discontinued operations	—	0.07	0.04	0.07

Net income (loss)	$0.03	$(1.93)	$0.02	$(2.13)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	115,715	113,809	114,928	110,862

DILUTED	184,719	113,809	161,874	110,862

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

June 30, 2007
Cash and cash equivalents	$104,684
Accounts receivable, net	116,975
Other current assets	24,860

TOTAL CURRENT ASSETS	246,519
Restricted cash	8,355
Property and equipment, net	126,271
Goodwill	37,223
Other intangible assets, net	1,991
Other assets	30,256

TOTAL ASSETS	$450,615

Accounts payable	$72,244
Accrued interconnection costs	45,622
Deferred revenue	16,806
Accrued expenses and other current liabilities	53,733
Accrued income taxes	26,191
Accrued interest	12,596
Current portion of long-term obligations	14,109

TOTAL CURRENT LIABILITIES	241,301
Non-current portion of long-term obligations	682,232
Other liabilities	61

TOTAL LIABILITIES	923,594
Stockholders' deficit	(472,979)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$450,615

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006
NET INCOME (LOSS)	$5,582	$(2,642)	$(219,954)
Share-based compensation expense	67	58	122
Depreciation and amortization	7,343	6,557	16,497
Loss on sale or disposal of assets	676	8	13,495
Asset impairment write-down	—	—	209,248
Interest expense	16,424	13,434	13,801
Accretion on debt discount, net	76	298	1,174
Income tax expense	(172)	1,005	1,229
(Gain) loss on early extinguishment or restructuring of debt	2,315	5,959	(4,796)
Foreign currency transaction (gain) loss	(15,081)	(2,974)	(6,637)
Change in fair value of derivatives embedded within convertible debt	—	—	(2,850)
Interest and other income	(1,058)	(1,496)	(1,993)
Income from discontinued operations, net of tax	155	(160)	(750)
Gain from sale of discontinued operations, net of tax	—	(5,958)	(7,415)

ADJUSTED EBITDA	$16,327	$14,089	$11,171

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF DILUTED LOSS PER COMMON SHARE TO

ADJUSTED DILUTED NET LOSS PER COMMON SHARE

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS - DILUTED	$6,059	$(2,642)	$(219,954)
ADJUSTMENT FOR INTEREST EXPENSE ON DILUTIVE SHARES	(477)	—	—

NET INCOME (LOSS)	5,582	(2,642)	(219,954)
Add:
Loss on sale or disposal of assets	676	8	13,495
Asset impairment write-down	—	—	209,248
(Gain) loss on early extinguishment or restructuring of debt	2,315	5,959	(4,796)
Foreign currency transaction gain	(15,081)	(2,974)	(6,637)
(Income) loss from discontinued operations, net of tax	155	(160)	(750)
Gain from sale of discontinued operations, net of tax	—	(5,958)	(7,415)

ADJUSTED NET LOSS	$(6,353)	$(5,767)	$(16,809)

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	184,719	114,133	113,809
DILUTIVE WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	(69,004)	—	—

ADJUSTED DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	115,715	114,133	113,809

DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.03	$(0.02)	$(1.93)

ADJUSTED DILUTED NET LOSS PER COMMON SHARE	$(0.05)	$(0.05)	$(0.15)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$12,127	$(6,820)	$5,823
Net cash used in purchase of property and equipment	(10,651)	(6,391)	(6,732)

FREE CASH FLOW	$1,476	$(13,211)	$(909)